Exhibit 99.1
ATC Contact: Igor Khislavsky
Vice President, Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER CLOSES FIRST TRANCHE OF TELXIUS TOWERS ACQUISITION

Boston, Massachusetts – June 1, 2021 – American Tower Corporation (NYSE: AMT) today announced that it has closed the first tranche of its Telxius Towers acquisition, comprised of nearly 20,000 communications sites in Germany and Spain, for total consideration of approximately €6.2 billion (approximately $7.6 billion at current foreign currency exchange rates). The closing was funded by a combination of cash on hand and borrowings under the Company’s revolving credit facilities and term loans. Approximately 4,000 additional rooftop communications sites in Germany are expected to close in the third quarter of 2021.

Tom Bartlett, American Tower’s Chief Executive Officer stated, “We are excited to close on these high-quality, well-located assets and are ready to quickly and efficiently integrate them into our existing European portfolio. We expect to utilize our newly augmented leadership position in Germany and Spain to drive strong, sustainable, long-term growth while delivering best-in-class service to existing and new tenants as they enhance mobile broadband connectivity for their customers.

As one of the largest independent communications infrastructure providers in Europe, we believe we are now optimally positioned to benefit from accelerating 5G deployments across the region through a combination of organic growth, new builds and the potential for selective future acquisitions.”

American Tower expects this first tranche of assets to generate approximately $280 million in property revenue and approximately $145 million in gross margin for the balance of 2021, at current foreign currency exchange rates, and to be immediately accretive to Consolidated AFFO per Share.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 207,000 communications sites. For more information about American Tower, please visit the “Earnings Materials” and “Investor Presentations” sections of our investor relations website at www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the expected closing timeline of the remaining sites described above, expected financial projections for the portfolio and the impact on our consolidated results. These forward-looking statements involve a number of risks and uncertainties. For important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-K for the year ended December 31, 2020 under the caption “Risk Factors,” and in other filings we make with the

Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

Consolidated AFFO is a non-GAAP financial measure. For more information, see our Form 10-Q for the quarter ended March 31, 2021 under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures” and “– Results of Operations.” Additionally, Consolidated AFFO per Share is a non-GAAP measure, and is defined as Consolidated AFFO divided by the diluted weighted average common shares outstanding.

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